Exhibit 99.1

Niska Gas Storage Partners LLC Announces Third Quarter Financial Results for Fiscal 2014, Declares Quarterly Distribution and Provides Update on Current Business Environment

HOUSTON, TEXAS — January 30, 2014 - Niska Gas Storage Partners LLC (NYSE:NKA) (“Niska” or “the Company”) reported today financial results for the three and nine months ended December 31, 2013. The Company also provided an update on the current business environment.

Financial Results

Niska’s Adjusted EBITDA (as defined below) for the three months ended December 31, 2013, was $37.0 million compared to $15.0 million for the three months ended December 31, 2012. For the nine months ended December 31, 2013, Adjusted EBITDA was $84.4 million compared to $104.0 million for the same period in the prior year. Cash available for distribution (as defined below) was $20.5 million and $35.7 million for the three and nine months ended December 31, 2013, compared to negative $1.6 million and $55.3 million for the comparable periods in fiscal 2013.  Adjusted EBITDA and Cash Available for Distribution for the three and nine months ended December 31, 2012 include benefits from inventory write-downs of approximately $11.4 million and $17.8 million, respectively.

Niska’s net loss for the three months ended December 31, 2013 was $13.4 million compared to net earnings of $10.4 million in the same period last year. For the nine months ended December 31, 2013, Niska’s net loss was $13.3 million, compared to a net loss of $42.3 million for the nine months ended December 31, 2012.  Losses per common unit were $0.37 for both the three and nine months ended December 31, 2013 compared to earnings per common and subordinated unit of $0.15 and a loss of $0.61 per unit, respectively, for the three months and nine months ended December 31, 2012. As a result of the Company’s equity restructuring completed on April 2, 2013, earnings or loss per unit for the three and nine months ended December 31, 2013 include only the Company’s common units, whereas such amounts in the comparable prior year periods include both common and subordinated units.

Operations and Maintenance of Guidance for Fiscal 2014

“Market conditions have been challenging in fiscal 2014, with narrow storage spreads and relatively muted volatility persisting throughout the year.” said Simon Dupéré, President and Chief Executive Officer.  “However, cold weather patterns in our U.S. storage markets during our fiscal third quarter, coupled with short-term opportunities in our Canadian

storage markets earlier in the year, have benefited our financial results to date.   The ability to take advantage of these types of short-term opportunities underscores the importance of our geographically diverse asset base and our portfolio approach in allocating capacity between fee-based contracts and optimization.  We are maintaining our previous guidance for the fiscal year ending March 31, 2014 of Adjusted EBITDA of $125 — $135 million and Cash Available for Distribution of $60 - $70 million.”

“We remained active in our growth efforts throughout the quarter,” stated Mr. Dupéré. “We continue to make progress at Starks, our proposed nine million barrel NGL storage facility in Louisiana.  Currently, we are working on requisite regulatory permits and we continue to advance discussions with potential customers to market liquids storage capacity in the region.”

Current Business Environment

“As we look ahead to fiscal 2015, seasonal storage spreads are increasingly challenging and are currently narrower than at this time in prior years,” continued Mr. Dupéré. “These market conditions affect the prices we are able to charge for contracted storage services as well as revenues realizable by us in our optimization activities.  If these market conditions persist, our revenues could be adversely impacted to a material extent.  However, the markets are typically most dynamic at this stage in the storage year, and we continue to evaluate each of our storage markets and related commercial strategies.   In addition, our largest volumetric customer is party to a storage agreement with us which contains an option to terminate (by either party) every five years with one year’s notice.  This option is exercisable as of the beginning of fiscal 2015 and it is unclear at this time whether the customer will exercise its option. If the contract is terminated, and a new contract is negotiated, we would expect that the terms of the new contract would be more favorable to the customer than current terms.  If the customer were to exercise its option to terminate the contract, it would be subject to a substantial early termination fee.  Because of the requirement of one-year’s notice, any adverse effects of the termination would not impact the results of our operations until fiscal 2016”.

Mr. Dupéré concluded, “In response to these market conditions, we have recently secured approximately 25 billion cubic feet (“Bcf”) of contracts averaging almost five years in duration at prices that are significantly favorable to current rates for shorter-term contracts.  Longer-term, we believe that a number of factors will reinforce the need for, and value of, natural gas storage. These factors include exports of North American liquefied natural gas, or LNG, construction of new gas-fired power plants with sustained coal-to-gas switching, and overall increases in economic activity which drive base-load industrial demand.  While we can’t predict timing or impact of these factors on natural gas storage market conditions, we are confident that they will reinforce the critical nature of Niska’s storage services and enhance the value of our assets.”

As in prior years, we expect to provide fiscal 2015 guidance in approximately three months, during our annual earnings update.”

Distributions

Niska today announced a cash distribution of $0.35 per common unit, payable on Tuesday, February 18, 2014, to common unitholders of record at the close of business on Monday, February 10, 2014. This distribution represents the minimum quarterly distribution of $0.35 per unit, or $1.40 per common unit on an annualized basis, as set forth in Niska’s operating agreement.

Carlyle/Riverstone Equity and Power Fund II, and Carlyle/Riverstone Equity and Power Fund III and certain affiliates (collectively, the “Carlyle/Riverstone Funds”), which own approximately 50.43% of the Company’s outstanding common units, have announced their intention to reinvest all amounts to be received from this distribution in additional Niska common units through the distribution reinvestment plan (DRIP), which was implemented in August of 2013. Details regarding the DRIP can be found in the Investor Center section of Niska’s website at www.niskapartners.com.

Earnings Call

Niska will host a conference call  to discuss the Company’s quarterly and year-to-date results, as well as an update on the current business environment, on Thursday, January 30, 2014, at 9:00 a.m. Eastern Time (8:00 a.m. Central). This call will be webcast by Thomson Reuters and can be accessed at Niska’s website at www.niskapartners.com.

If you are unable to participate in the webcast of the earnings call, you may access the live conference call by dialing the following numbers:

Primary Dial-In:	1-866-515-2914
Secondary Dial-In:	1-617-399-5128
Access Code:	89963585

A telephonic replay can be accessed until 12:00 a.m. Central, February 6, 2014, at the following numbers:

Primary Dial-In:	1-888-286-8010
Secondary Dial-In:	1-617-801-6888
Access Code:	26201774

In addition, an electronic replay and PDF transcript will be available on Niska’s website in the Investor Center section under the Presentations & Webcasts tab.

About Niska

Niska is the largest independent owner and operator of natural gas storage in North America, with strategically located assets in key natural gas producing and consuming regions. Niska owns and operates three natural gas storage facilities, including the AECO HubTM in Alberta, Canada; Wild Goose in California; and Salt Plains in Oklahoma. Niska also contracts for natural gas storage capacity in the U.S. Mid-continent. In total, Niska owns or contracts approximately 250 Bcf of gas storage capacity, including 154 Bcf in Alberta, 75 Bcf in California and 13 Bcf in Oklahoma.

Forward Looking Statements

This press release includes “forward-looking statements” - that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. Our estimates of future Adjusted EBITDA and Cash Available for Distribution are forward-looking statements. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Among these risks and uncertainties are (1) changes in general economic conditions; (2) our level of exposure to the market value of natural gas storage services which could adversely affect our revenues and cash available to make distributions; (3) competitive conditions in our industry; (4) actions taken by third-party operators, processors and transporters; (5) changes in the availability and cost of capital; (6) operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; (7) the effects of existing and future laws and governmental regulations; (8) the effects of future litigation; and (9) other factors and uncertainties inherent in the development and operation of natural gas storage facilities. Other factors that are not described that are unknown or unpredictable could also have a material adverse effect on future results.  For further discussion of risks and uncertainties, you should refer to Niska’s filings with the United States Securities and Exchange Commission. Actual results and future events could differ materially from those anticipated in such statements. Niska undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Non-GAAP Financial Measures

Niska uses and discloses the financial measures “Adjusted EBITDA” and “Cash Available for Distribution” in this press release.  Niska defines Adjusted EBITDA as net earnings before interest, income taxes, depreciation and amortization, unrealized risk management gains and losses, loss on extinguishment of debt, foreign exchange gains and losses, inventory impairment write-downs, gains and losses on asset dispositions, asset impairments (including goodwill) and other income.  Niska defines Cash Available for Distribution as Adjusted EBITDA reduced by interest expense (excluding amortization of deferred financing costs), income taxes paid, maintenance capital expenditures and other income.  Niska’s Adjusted EBITDA and Cash Available for Distribution are not presentations made in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”).  Niska’s management utilizes Adjusted EBITDA and Cash Available for Distribution as key performance measures in order to assess:

•                                          the financial performance of Niska’s assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis;

•                                          the ability of Niska’s assets to generate cash sufficient to pay interest on its indebtedness and make distributions to its equity holders;

•                                          repeatable operating performance that is not distorted by non-recurring items or market volatility; and

•                                          the viability of acquisitions and capital expenditure projects.

The GAAP measure most directly comparable to Adjusted EBITDA and Cash Available for Distribution is net earnings. For a reconciliation of Adjusted EBITDA to net earnings, please see the schedule provided in the attached pages.  This press release contains forward-looking estimates of Adjusted EBITDA and Cash Available for Distribution for the fiscal year ending March 31, 2014. Reconciliations to GAAP net earnings are not provided for these forward-looking estimates because GAAP net earnings for the fiscal year ending March 31, 2014 are not accessible. Niska is able to estimate interest expense, income tax benefits and expenses, depreciation and amortization, inventory write-downs, impairments of assets (including goodwill), losses on extinguishment of debt, foreign exchange gains and losses and other income.  However, the Company is unable to predict future unrealized risk management gains and losses and these amounts could be material, such that the amount of net earnings would vary substantially from the amount of projected Adjusted EBITDA and Cash Available for Distribution.

Niska believes that investors benefit from having access to the same financial measures used by Niska’s management. Further, Niska believes that these measures are useful to investors because they are one of the bases for comparing Niska’s operating performance with that of other companies with similar operations, although Niska’s measures may not be directly comparable to similar measures used by other companies.

This information is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Under rules applicable to publicly-traded partnerships, our distributions to non-U.S. unitholders are subject to withholding tax at the highest effective applicable rate to the extent attributable to income that is effectively connected with the conduct of a U.S. trade or business. Given the uncertainty at the time of making distributions regarding the amount of any distribution that is attributable to income that is so effectively connected, we intend to treat all of our distributions as attributable to our U.S. operations, and as a result, the entire distribution will be subject to withholding.

This press release does not constitute an offer to sell or the solicitation of an offer to buy common units of the Partnership, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale, would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contact

Niska Gas Storage Partners LLC
Investor Relations:

Brandon Tran, Investor Relations Associate
(403) 513-8600

NISKA GAS STORAGE PARTNERS LLC

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) AND COMPREHENSIVE

INCOME (LOSS)

(in thousands of U.S. dollars, except for per unit amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

REVENUES
Fee-based revenue	$30,484	$41,255	$95,151	$119,314
Optimization, net	(4,637)	32,576	24,746	(23,725)
	25,847	73,831	119,897	95,589

EXPENSES (INCOME)
Operating	8,426	8,330	27,747	25,250
General and administrative	9,361	8,417	30,164	26,332
Depreciation and amortization	10,518	14,831	31,149	39,896
Interest	17,114	17,279	49,718	50,459
Loss on disposal of assets	—	15,072	—	15,072
Loss on extinguishment of debt	—	—	—	599
Foreign exchange (gains) losses	160	22	606	(314)
Other (income) expense	(14)	3	360	(182)
LOSS BEFORE INCOME TAXES	(19,718)	9,877	(19,847)	(61,523)

Income tax expense (benefit)	(6,309)	(542)	(6,561)	(19,200)

NET EARNINGS (LOSS) AND COMPREHENSIVE INCOME (LOSS)	$(13,409)	$10,419	$(13,286)	$(42,323)

Net earnings (loss) allocated to:

Managing member	$(260)	$206	$(256)	$(838)
Common unitholders	$(13,149)	$5,158	$(13,030)	$(20,951)
Subordinated unitholder	$—	$5,055	$—	$(20,534)

Earnings (loss) per unit allocated to common unitholders - basic and diluted	$(0.37)	$0.15	$(0.37)	$(0.61)

Earnings (loss) per unit allocated to subordinated unitholders - basic and diluted	$—	$0.15	$—	$(0.61)

NISKA GAS STORAGE PARTNERS LLC

SELECTED FINANCIAL DATA AND NON-GAAP RECONCILIATIONS

(in thousands of U.S. dollars, except capacity amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Reconciliation of Net Earnings (Loss) to Adjusted EBITDA and Cash Available for Distribution:

Net earnings (loss)	$(13,409)	$10,419	$(13,286)	$(42,323)
Add (deduct):
Interest expense	17,114	17,279	49,718	50,459
Income tax expense (benefit)	(6,309)	(542)	(6,561)	(19,200)
Depreciation and amortization	10,518	14,831	31,149	39,896
Unrealized risk management losses (gains)	28,933	(42,118)	22,447	37,739
Loss on disposal of assets	—	15,072	—	15,072
Loss on extinguishment of debt	—	—	—	599
Foreign exchange (gains) losses	160	22	606	(314)
Other (income) expense	(14)	3	360	(182)
Write-down of inventory	—	—	—	22,281
Adjusted EBITDA	$36,993	$14,966	$84,433	$104,027
Less:
Cash interest expense, net	16,278	16,421	47,212	47,882
Income taxes paid (recovered)	67	(31)	73	(38)
Maintenance capital expenditures	123	193	1,082	1,107
Other (income) expense	(14)	3	360	(182)
Cash available for distribution	$20,539	$(1,620)	$35,706	$55,258

Revenue:
Fee-based revenue	$30,484	$41,255	$95,151	$119,314

Proprietary optimization:
Realized optimization	24,296	(9,542)	47,193	36,316
Unrealized risk management (losses) gains	(28,933)	42,118	(22,447)	(37,760)
Write-down of inventory	—	—	—	(22,281)
Total optimization	$(4,637)	$32,576	$24,746	$(23,725)

Capital expenditures:
Maintenance	$123	$193	$1,082	$1,107
Expansion	2,293	1,805	2,573	22,577
Total	$2,416	$1,998	$3,655	$23,684

Operating data:
Effective working gas capacity (Bcf)	250.5	225.5	250.5	225.5

	December 31,	March 31,
Selected Balance Sheet data	2013	2013
	(unaudited)

Cash and cash equivalents	$9,172	$10,610
Borrowings under revolving credit facility	$127,000	$65,000
Total debt excluding revolving credit facility	$643,790	$643,790
Members’ equity	$556,229	$597,377